Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 29, 2017

Relating to Preliminary Prospectus dated November 27, 2017

Registration Statement No. 333-221756

21,764,800 Ordinary Shares

This information in this pricing term sheet relates only to and should be read together with the preliminary prospectus dated November 27, 2017 relating to this offering (the “Preliminary Prospectus”), included in the Registration Statement on Form S-1 (File No. 333-221756) relating to these securities.  The following information supplements and updates the information contained in the Preliminary Prospectus. Capitalized term used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	Venator Materials PLC (the “Company”)

Symbol:	VNTR (NYSE)

Size:	$489,708,000

Total Ordinary Shares Offered By the Selling Shareholder:	21,764,800 shares

Option to Buy Additional Ordinary Shares:	3,264,720 shares

Offer Price:	$22.50 per share
Use of Proceeds:

The Company will not receive any proceeds from the sale by the selling shareholder of the ordinary shares in this offering, including any ordinary shares offered if the underwriters exercise their option to purchase additional ordinary shares.

Pricing Date:	Wednesday, November 29, 2017

Expected Closing Date:	Monday, December 4, 2017

Underwriters:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
UBS Securities LLC
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.
Moelis & Company LLC
HSBC Securities (USA) Inc.
Nomura Securities International, Inc.
Academy Securities, Inc.

Stabilization Transactions:

Prior to purchasing the ordinary shares being offered pursuant to the Preliminary Prospectus, one of the underwriters purchased, on behalf of the syndicate, 300,000 ordinary shares at an average price of $23.00 per ordinary share in stabilizing transactions.

The issuer has filed a Registration Statement on Form S-1 (including the Preliminary Prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). Before you invest, you should read the Preliminary Prospectus in that Registration Statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from the representatives of the underwriters:  BofA Merrill Lynch at (800) 294-1322; Citigroup at (800) 831-9146; Goldman Sachs & Co. LLC at (866) 471-2526; or J.P. Morgan at (866) 803-9204.